  As filed with the Securities and Exchange Commission on June ________, 2000

                                             Registration No.

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              EXPORT EREZ USA, INC.

                        ---------------------------------

             (Exact name of registrant as specified in its charter)


          Delaware                          52-2237043                        2390
(State or other jurisdiction of         (I.R.S. Employer           (Primary Standard Industrial
incorporation or organization)        Identification Number)        Classification Code Number)


                            ------------------------

                              Industrial Zone Erez
                                  P.O. Box 779
                             Ashkelon, Israel 78101
                          telephone 011 972 7 689 1611
                             fax 011 972 7 689 9287

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                          Joseph Postbinder, President
                              Industrial Zone Erez
                                  P.O. Box 779
                             Ashkelon, Israel 78101
                          telephone 011 972 7 689 1611
                             fax 011 972 7 689 9287
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                           CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Title of Each Class of                           Amount              Proposed             Proposed            Amount of
Securities to be Registered                       to be              Maximum              Maximum          Registration
                                               Registered            Offering            Aggregate            Fee (2)
                                                                  Price Per Share(1)   Offering Price
------------------------------------------------------------------------------------------------------------------------
Shares of common stock held by                   1,000,000            $0.3078            $ 307,800             $86.18
Selling Securityholders
------------------------------------------------------------------------------------------------------------------------
Shares of common stock                             250,000             0.3078               76,950              21.54
underlying warrants
------------------------------------------------------------------------------------------------------------------------
TOTAL                                            1,250,000             0.3078            $ 384,750        $ 107.73(3)
------------------------------------------------------------------------------------------------------------------------


(1) There is no current market for the securities and the dollar amount of the shares to be registered is de minimis based upon the estimated per share of Common stock book value ($0.3078).

(2) Estimated solely for the purpose of calculating the registration fee based on Rule 457(f)(2).

(3)      Paid simultaneously with the filing hereof.

PROSPECTUS                         Subject to Completion, Dated June _____, 2000



                      [Legend for Red Herring Prospectus ]

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              EXPORT EREZ USA, INC.

               1,000,000 shares of common stock to be sold by the holders thereof, and 250,000 shares of common stock underlying warrants to be sold by the holders thereof

         This registration statement relates to the offer and sale of 1,000,000 shares of common stock, $.0001 par value per share, and 250,000 shares of common stock underlying warrants, of Export Erez USA, Inc. a Delaware corporation ("Export Erez USA" or the "Company") to be sold by the holders thereof. All costs incurred in the registration of the shares are being borne by Export Erez USA.

         There has been no market for Export Erez USA's common stock and there is no assurance that a public market will develop, or that, if any such market does develop, it will be sustained.

         The shares will become tradeable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and Export Erez USA will not receive any of the proceeds from such sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "PLAN OF DISTRIBUTION." The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


========================================================================================================================
                                                              Underwriting Discounts and      Proceeds to Company or
                                   Price to Public (1)              Commissions(2)                 Other Persons
------------------------------------------------------------------------------------------------------------------------
          Per Share                     Unknown                         $ 0                            (3)
------------------------------------------------------------------------------------------------------------------------
            Total                       Unknown                         $ 0                            (3)
========================================================================================================================


(1) All the shares are being sold by the selling securityholders in separate transactions at prices to be negotiated at that time.

(2) The shares are being sold by the selling securityholders and Export Erez USA has no agreements or understandings with any broker or dealer for the sales of such shares. A selling securityholder may determine to use a broker-dealer in the sale of its securities and the commission paid to such broker-dealer if any, will be determined at that time. Prior to the involvement of any such broker-dealer, such broker-dealer must seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In such event, Export Erez USA will file a post-effective amendment identifying such broker-dealer(s).

(3) Export Erez USA will not receive any proceeds from the sale of the shares.

                               -----------------

                 The date of this Prospectus is June ____, 2000

         Following the completion of this offering, certain broker-dealers may be the principal market makers for the shares offered herein. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities of the market makers, if commenced, will be continued.

         For a period of at least one year following closing of this offering, Export Erez USA will be required by the Securities Exchange Act of 1934 to file periodic reports and other information with the Securities and Exchange Commission. Such material may be inspected at the Commission's principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20459 or at its web site at http://www.sec.gov and copies may be obtained on payment of certain fees prescribed by the Commission. Export Erez USA will furnish to holders of its common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by an independent certified public accountant. Export Erez USA may issue other unaudited interim reports to its shareholders as it deems appropriate.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Prospectus, which should be read in its entirety.

         All references to "dollars," "U.S. dollars," "$," or "US$" are to United States dollars. All references to "Shekels" or "NIS" are to New Israeli Shekels. As of May 4, 2000, the exchange rate was 3.3602 Shekels to $1.00, or $0.2367 to 1 Shekel.

Risk Factors

         There are substantial risk factors involved in investment in Export Erez USA. Investment in Export Erez USA is speculative and no assurances can be made of any return to investors. See "RISK FACTORS".

The Company

         Export Erez USA, Inc. is a recently-created holding company whose subsidiaries, Export Erez, Ltd. and Mayotex. Ltd., have been operating in excess of ten years. References herein to the "Company" include Export Erez, Ltd. and to Mayotex, Ltd., as applicable. The Company is engaged in the production and marketing of textile products designed to provide personal protection such as bulletproof vests, and associated heavy fabric products such as tents and other camping equipment. The Company, its predecessors and subsidiaries, have long been suppliers to the Israeli military, and plan to increase their market to include international and United States police forces, government agencies, private security firms, and security-minded civilians.

         Export Erez USA was incorporated on March 24, 1999 as a Delaware corporation named Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999.

         Export Erez USA maintains its executive offices at the Industrial Zone Erez, Israel. Its telephone number is 011 972 7 689 1611 and its fax number is 011 972 7 689 9287.

Trading Market

         There is currently no trading market for the securities of Export Erez USA. The Company intends to apply initially for admission to quotation of its securities on the NASD OTC Bulletin Board or Nasdaq SmallCap Market. There can be no assurance that the Company will qualify for quotation of its securities on the NASD OTC Bulletin Board or Nasdaq SmallCap Market. See "RISK FACTORS--Absence of Trading Markets" and "DESCRIPTION OF SECURITIES--Admission to Quotation on Nasdaq SmallCap Market or the NASD OTC Bulletin Board".

Selected Financial Data

         The following table sets forth the selected consolidated financial data for the Company for the years ended December 31, 1999 and 1998, respectively. The financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this prospectus.


                                                                  Year Ended December 31,
                                                                1999                    1998
                                                                ----                    ----
Income Statement Items:

Revenues                                                      $4,490,898             $4,568,498
Cost of sales                                                  3,121,674              3,589,167
Selling, general and administrative expenses                     701,993                649,694
Income from operations                                           667,231                329,637
Interest income, interest expense and other income                89,859                 30,017


Income before income taxes                                       757,090                359,654
Income taxes                                                     163,015                130,068
Net income                                                       594,075                229,586
Net income per ordinary share (basic and diluted)                  50.52                  19.52

Balance Sheet Items

Cash                                                             681,291                670,759
Marketable securities                                          1,393,123                   -
Trade accounts receivable                                        875,557                685,343
Other inventory                                                  690,195                590,239
Total current assets                                           3,776,899              2,054,747
Total assets                                                   5,030,243              3,099,383
Current liabilities                                            3,450,857              2,153,793
Long term obligations                                            144,456                166,828
Total shareholders' equity                                     1,434,930                 778,762




                                  RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk. The securities offered hereby should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this prospectus and the information contained in the financial statements, including all notes thereto.

Special note regarding forward-looking statements

         This prospectus may contain certain forward-looking statements and information relating to the Company that are based on its beliefs and its principals as well as assumptions made by and information currently available to them. These statements include, among other things, the discussions of its business strategy and expectations concerning its market position, future operations, expansion opportunities, and profitability. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to the Company or its principals, are intended to identify forward-looking statements. Such statements reflect the current view of Export Erez USA respecting future events and are subject to certain risks, uncertainties, and assumptions, including the meaningful and important risks and uncertainties noted, particularly those related to its operations, results of operations, and growth strategy, liquidity, competitive factors and pricing pressures, changes in legal and regulatory requirements, general economic conditions, and other factors described herein. Although the Company has attempted to identify important facts that could cause actual results to differ materially, there may be other factors that cause the forward-looking statement not to come true as anticipated, believed, estimated, expected, planned, or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. Neither the Company nor any other person undertakes any obligation to revise these forward-looking statements, to identify important facts, or to reflect the occurrence of unanticipated events after the date hereof that could cause actual results to differ materially.

Risks of doing business adjacent to the Gaza Strip

         Export Erez USA's operations are in an industrial area adjacent to the occupied Gaza Strip and a large part of the work force is made up of Palestinians. Gaza is an impoverished area under the administration of the Palestinian Authority. The Industrial Zone Erez is administered by the Israeli military. The status of the area and its future administration is dependent on the ongoing peace process and negotiations among Israel, the Palestinian Authority and other nations and parties involved in the Middle East peace process. The area is populated largely by Palestinians. In the 1970's and 1980's, Gaza was a center for Palestinian nationalist and Islamic fundamentalist activities, including hostile terrorist activities, civil uprisings, and the so-called "intifada," although the Erez Crossing has remained peaceful since 1967. Gaza and the vicinity continues to suffer from adverse economic conditions and political unrest, and any business, particularly an Israeli business, is subject to numerous risks. These risks are dynamic and difficult to quantify and include, among others, the risks of internal political or civil unrest, war, a general strike or government restrictions.

Possible change in economic policies

         Although the Israeli government and the Palestinian Authority have adopted policies encouraging economic development, conditions might change unexpectedly. Such conditions may change quickly and dramatically which may have an adverse impact on ownership and may result in a loss without recourse of property or assets of the Company. The civil justice system in Israel is considered stable, but the stability of any legal system that may be set up by the Palestinian Authority, should the Palestinian Authority gain jurisdiction over any dispute, is uncertain. The likelihood of any foreign or Israeli-owned company successfully prevailing in any dispute with the Palestinian Authority or any private litigant under any proposed Palestinian legal system is difficult to quantify or predict.

The Israeli economy is volatile and subject to hyperinflation

         The Israeli economy has been volatile for decades, with high taxation, high military spending, high social welfare costs and a generally high inflation rate, which has in the past included periods of hyperinflation. Financial statements, contracts and business transactions are generally drawn and contemplated to adjust for inflation, but there can be no assurance that a period of hyperinflation will not adversely impact the Company's business.

Export Erez USA commenced operations in 1999

         Export Erez USA commenced operations in 1999 and has only a limited history of operations, although its subsidiaries, Export Erez, Ltd. and Mayotex, Ltd., have been in operation in Israel for over ten years. Export Erez USA is expanding its business and moving into new markets with which it is not familiar and in which it has no substantial reputation. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its products, market awareness, dependability of its distribution network, and general economic conditions. There is no assurance that Export Erez USA will achieve its expansion goals and the failure to achieve such goals would have an adverse impact on it.

Export Erez USA may need additional financing

         Future events, including the problems, delays, expenses and difficulties frequently encountered by startup companies may lead to cost increases that could make its available sources of capital insufficient to fund Export Erez USA's proposed operations. Export Erez USA may seek additional sources of capital, including an additional offering of its equity securities, an offering of debt securities or obtaining financing through a bank or other entity. Export Erez USA has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If Export Erez USA needs to obtain additional financing, there is no assurance that financing will be available, from any source, or that it will be available on terms acceptable to it, or that any future offering of securities will be successful. Export Erez USA could suffer adverse consequences if it is unable to obtain additional capital when needed.

Speculative nature of investment

         The defense industry is small but extremely competitive and the commercial success of any product is often dependent on factors beyond the control of Export Erez USA, including but not limited to market acceptance by a small group of experts. Its civilian products may not find a mass market. Export Erez USA may experience substantial cost overruns in manufacturing and marketing its products, and may not have sufficient capital to successfully complete any of its projects. Export Erez USA may not be able to manufacture or market its products because of industry conditions, general economic conditions, competition from other manufacturers and distributors, or lack of acceptance for its products by consumers or retail outlets. Export Erez USA may also incur uninsured losses for liabilities which arise in the ordinary course of business in the manufacturing industry, or which are unforeseen, including but not limited to trademark infringement, product liability, and employment liability. See "BUSINESS."

Possible adverse impact of domestic and foreign government regulation

         Export Erez USA's operations are located in Israel and Gaza. Export Erez USA will be subject to and affected by significant United States and Israeli government regulation, as well as regulation by the Palestinian Authority. Government laws and regulations, whether existing today or adopted in the future, or during or following civil or political unrest, could adversely affect Export Erez USA's ability to market and sell its products, and could impair Export Erez USA's profitability. See "BUSINESS - Regulation."

Middle East peace could cause a decline in the market for military-industrial products in Israel

         One of the Company's major customers is the Israeli Defense Forces. A normalization of relations with the Palestinians, Arab and Islamic countries could lead to a decline in orders and production by military-industrial contractors in Israel. There is no assurance that the Company's civilian product lines would generate enough revenue to sustain the Company.

Enforceability of certain civil liabilities

         The Company's officers and directors reside outside the United States. The Company anticipates that a substantial portion of the assets that may be developed or acquired by it will be located outside the United States and, as a result, it may not be possible for investors to effect service of process within the United States upon the officers or directors, or to enforce against the Company's assets or against such person judgments obtained in United States courts predicated upon the liability provisions, and most particularly the civil liability provisions, of the United States securities laws or state corporation or other law.

Current trading market for the Company's securities

         There is no current trading market for Export Erez USA's common stock and there is no assurance that one will develop. The Company intends to apply for listing of its common stock on the NASD OTC Bulletin Board or, if and when qualified, for listing on the Nasdaq SmallCap Market. No market makers have committed to becoming market makers for the Company's common stock, and there is no assurance that any market makers will do so. If a trading market does in fact develop for the common stock offered hereby, there can be no assurance that it will be maintained. Furthermore, if for any reason the common stock is not listed on the NASD OTC Bulletin Board or Nasdaq SmallCap Market or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so.

Penny Stock Regulation

         Upon commencement of trading in the Company's stock, if such occurs (of which there can be no assurance) the Company's common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker- dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of the Company's securities will reach or maintain such a level.

Management and affiliates own enough shares to influence shareholder vote

         Export Erez USA's executive officers and directors, together with entities affiliated with them, own approximately 92% of the outstanding common stock. As a result, these executive officers and directors will be able to exercise substantial control over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters.

Export Erez USA's operations are dependent on expertise of its key officers

         Joseph Postbinder is President and a director of Export Erez USA and Managing Director of Export Erez Ltd. and Mayotex Ltd. See "MANAGEMENT." All decisions concerning the conduct of the business of Export Erez USA, including the products, manufacturing and marketing by Export Erez USA and the arrangements to be made for such distribution, are made by or significantly influenced by Mr. Postbinder. The loss of Mr. Postbinder's services for any reason would have a material adverse effect on Export Erez USA's business and operations and its prospects for the future. Export Erez USA does not have "key man" life insurance on the lives of Mr. Postbinder or any of its executive officers.

Export Erez USA has never paid dividends

         Export Erez USA has never paid cash dividends on its common stock and no cash dividends are expected to be paid on the common stock in the foreseeable future. Export Erez USA anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of its business.

Acquisition financing; additional dilution

         The Company may attempt to finance future purchases and acquisitions using shares of the Company's common stock, preferred stock, options, cash, borrowed funds or a combination thereof. The Company has no arrangements, agreements or understandings to that effect at this time. If the Company's common stock does not maintain a sufficient market value, or if the price of the Company's common stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept the Company's common stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain an acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital though debt or equity offerings. The Company may also enter into credit facilities with one or more lenders to obtain financing to be used in connection with future purchases or acquisitions. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

Issuance of future shares may dilute investors' share value

         The Certificate of Incorporation of Export Erez USA authorizes the issuance of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of the Company's common stock held by its existing shareholders. Moreover, any common stock issued in the future may be valued on an arbitrary basis by Export Erez USA. The issuance of the Company's shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's common stock.

The possibility of Export Erez USA issuing preferred stock with certain preferences may depress market price of the common stock

         Export Erez USA has 20,000,000 shares of non-designated preferred stock authorized which it may issue from time to time by action of the Board of Directors. As of the date hereof, Export Erez USA has not designated or issued any shares of preferred stock. However, the Board of Directors may designate voting and other preferences without shareholder consent which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the Board of Directors to issue such stock without shareholder consent may have a depressive effect on the market price of Export Erez USA's common stock even prior to any such designation or issuance of the preferred stock.

The possibility of issuing preferred stock for anti-takeover effect could prevent takeovers favored by shareholders

         The Board of Directors has the authority, without further approval of Export Erez USA's stockholders, to issue preferred stock, having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of shares of preferred stock, under certain circumstances, could have the effect of delaying or preventing a change in control of Export Erez USA or other takeover attempt and could adversely materially affect the rights of holders of shares of the common stock.

Additional shares entering market pursuant to Rule 144 without additional capital contribution

         Pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission, after the expiration of the holding period certain shares of Export Erez common stock now restricted for trading will become eligible for trading in the public market without any additional payment therefore or increase to the Company's capitalization. Possible or actual sales of its outstanding common stock by all or some of the present stockholders may have an adverse effect on the market price of Export Erez USA's common stock should a public trading market develop. The additional availability of such shares to be traded in the public market would increase the "public float" without any corresponding increase in the its capital.

Selling securityholders may sell securities at any price or time

         After effectiveness of this prospectus, the selling securityholders may offer and sell their shares at a price and time determined by the selling securityholder in accordance with applicable federal and state securities laws. Affiliates of Export Erez USA will be subject to limitations of Rule 144, including its volume limitations in the sale of their shares. The timing of such sales and the price at which the shares are sold by the selling securityholders could have an adverse effect upon the public market for the common stock, should one develop.

Possibility of no state restriction on sales by selling securityholders

         The National Securities Market Improvement Act of 1996 limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Sales by the selling securityholders in the secondary market may be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date of this prospectus the selling securityholder's shares will be eligible for resale in the secondary market in each state.

Officers and directors have limited liability and have indemnity rights

         The Certificate of Incorporation and By-Laws of Export Erez USA provide that Export Erez USA indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Export Erez USA's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate Export Erez USA's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of Export Erez USA, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

                              AVAILABLE INFORMATION

         Export Erez USA has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all the information contained in that registration statement. For further information regarding Export Erez USA and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's home page on the World Wide Web at http://www.sec.gov. Each statement contained in this prospectus with respect to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for its complete terms and conditions.

         Export Erez USA will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by Export Erez USA can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Export Erez USA intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required by law.

                              EXPORT EREZ USA, INC.

         Export Erez USA is a newly formed company that, through its subsidiaries, manufactures textile products with special qualities, such as high degrees of strength, durability and waterproofing. Export Erez USA was incorporated on March 24, 1999 as a Delaware corporation named Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999. As of April 21, 2000, Export Erez USA became the owner of all of the shares of Export Erez Ltd. and Mayotex Ltd., operating companies organized under the laws of the State of Israel, through which it conducts its operations in the State of Israel and in the Gaza Strip.

                                    BUSINESS

Operations

         Export Erez Ltd. was formed and registered on January 23, 1983 under the name R.T.V. Ltd. as a limited shares company under the Companies Ordinance of the State of Israel and changed its name to Export Erez Ltd. on April 25, 1987. Export Erez Ltd. primarily produces and markets textile products designed to provide personal protection, such as bulletproof vests, and associated heavy fabric products, such as tents and other camping equipment. It has been a supplier to the Israeli military for over 10 years.

         Mayotex Ltd. was formed and registered on March 7, 1990 as a limited liability company under the Companies Ordinance of the State of Israel. Mayotex is engaged in weaving, improving, processing, dyeing, cutting and sewing of fabric to make the heavy-duty and sometimes bulletproof fabrics used by Export Erez Ltd. to manufacture its finished products and goods.

         The Company's facilities are staffed by a Palestinian workforce, hired with the cooperation of the Palestinian Authority. Should the Middle East peace process continue to lead to a decrease in hostilities and normalization of relations with the Arab and Islamic world, the Company believes that its history of cooperation and employment with the Gazan Palestinians and the Palestinian Authority will lead to opportunities to penetrate markets in the Arab and Islamic world.

Products

         The Company's products are designed for four major markets. The major product group is aimed at the Israeli and international defense market. The Company's military products include bulletproof clothing and combat vests, flak jackets, dust protectors, padded coats, plus sleeping bags, bags and totes, weapons straps and belts. Products under development include ballistic helmets, stab-resistant fabric, ceramic ballistic plates and one-way protective windows.

         The second product group is aimed at the civilian market, including police, prison and security forces, and includes camping and sporting equipment such as tents and sleeping bags and heavy-duty clothing including overalls and coveralls. The Company's civilian defense and security products include a bulletproof executive vest, and adaptations of the Company's military products.

         The third product group is aimed at the industrial market and includes special industrial fabrics and cloth tapes.

         The fourth product group is aimed at animal owners, and includes dog collars and leashes, items for horses and riders and protective equipment.

         The following table details the Company's current product line, its current and future target markets and geographic areas.




Product description   Present                                          Future
                      Target market         Geographical area          Target market             Geographical area
                      -------------         -----------------          -------------             -----------------
Dust protectors
and various covers    Military              Israel                     Military, civilian        Israel, international

Padded coats          Military              Israel                     Military, civilian        Israel, international

Range of protective
vests and flak jacketsMilitary              Israel, international      Military, civilian        Israel, international

Cooling jackets       Military              Israel                     Military                  Israel, international

Range of overalls     Military              Israel, international      Military, civilian,       Israel, international
                                                                       industrial

Vests                 Military              Israel, international      Military, civilian        Israel, international

Sleeping bags         Military              Israel                     Military, civilian        Israel, international

Carriers for
grenade launchers     Military              Israel, international      Military                  Israel, international

Individual bags
and totes             Military              Israel                     Military, civilian        Israel, international

Tents                 Military              Israel                     Military, civilian        Israel, international

Camp beds             Military              Israel                     Military, civilian        Israel, international

Personal belts
and weapon straps     Military              Israel                     Military, industrial      Israel, international

Woven fabrics:
canvas, corduroy,     Military, civilian,
nylon                 industrial            Israel                     Military, civilian,       Israel, international
                                                                       industrial

Range of tapes        Military, industrial  Israel, international      Military, civilian,       Israel, international
                                                                       industrial

Bags for riders       Civilian - animals    Israel, international      Civilian                  Israel, international

Horse blankets
and saddles           Civilian - animals    Israel, international      Civilian                  Israel, international

Collars, harnesses
and leads             Civilian - animals    Israel, international      Civilian                  Israel, international

Protective
vests for riders      Civilian - animals    Israel, international      Civilian                  Israel, international

Leg protectors        Civilian - animals    Israel, international      Civilian                  Israel, international



         The Company is currently developing new products for military and civilian markets, including ballistic helmets, stab- resistant fabric, ceramic ballistic plates and one-way protective windows. The Company is also developing a new generation of complex products for protective vests used by security forces and armies all over the world, using purchased materials. The vests will offer a very high level of protection with minimum weight and maximum flexibility.

Customers

         Export Erez Ltd. has customers in the military and security categories in over a dozen countries in the Mediterranean, Europe, Africa, and Asia for its various heavy bags and carriers, protective vests, flak jackets and sleeping bags. Export Erez Ltd. has customers in the United States and several Latin American countries for its various vests, bags, pouches and binoculars.

         The Company's customers can be divided into four main groups:

o Defense customers, members of the security services who need personal equipment: clothing, sleeping bags, tents, etc., as well as personal protection equipment, such as bullet proof vests, helmets, flak jackets etc. This type of equipment must meet developed "human engineering" requirements, providing comfort as well as maximum protection, preventing penetration by bullets and knives, protection against fire, collisions and other hazards.

o Civilian customers, which includes young or older hikers who need equipment such as sleeping bags, tents, rucksacks, and clothing adapted for specific needs such as mountain climbing, or hiking in cold climates.

o Civilian defense customers, including members of civilian security forces such as police officers, private security firms, airport security, personal bodyguards, and event security guards. The requirements of these customers for protective equipment are similar to those of military security forces. However, since their work is mainly in a civilian environment, it is also important to pay attention to esthetic appearance, with protective features made as unobtrusive as possible.

o Animal sports fans and animal owners. The Company divides this category into two groups: Individual pet owners, for whom animal accessories are supplied at three price levels and qualities. Animal sport groups who buy equipment for specific animal sports. In the case of horse riding equipment, "human engineering" is very important to ensure maximum comfort for the animal and the rider.

         In addition to the Israeli Ministry of Defense, Israeli police forces and Israeli prison service, the Company has supplied products such as vests, bed sheets, tapes, cannon covers, tents, belts, battle vests, dog accessories, various bags, and special carriers for weapons for approximately 20 Israeli commercial enterprises. Similar products have also been sold to at least 20 military, institutional, and civilian industrial customers in Cyprus, Italy, England, Greece, Holland, Germany, Latvia, Switzerland, Slovakia, Paraguay, Peru, Uruguay and the United States.

         The Company has several contract bids pending for sale of certain of its products to the Israel Military and Israel Police. There can be no assurance that the Company will be successful in obtaining these contracts.

Marketing

         The Company has developed a marketing strategy designed to penetrate various markets by complying with stringent quality standards institutes in targeted countries.

         Below are some of the steps the Company is taking in order to penetrate different markets with its next generation of products:

         Locating domestic entities to market the products.

         Initiating contacts with chambers of commerce in international embassies.

         Actively participating in tenders and bids for contracts in military, police and civilian markets worldwide. The Company is negotiating for contract bids with the governments of Germany, Turkey, Argentina, Chile and Brazil and the United Nations.

         Actively participating in international exhibitions of military and police security equipment. The Company recently participated in Milipol in Paris, and Fidae in Chile and exhibited at the IFSEC 2000 security show in the United Kingdom.

         Advertising on the Internet: The Company is investing resources in developing this area of e-commerce, expanding to new countries and finding new contacts in areas relating to its activities.

         Advertising in professional publications appearing annually, such as The Israel Defense Sales Directory ("SIBAT").

         Appearing in international databases, such as BDI (Kompass) various "yellow pages" directories, Dun & Bradstreet, and other directories.

         Distributing brochures describing the Company's procedures and products.

The Company has divided its marketing division into the following sections:

         o One section specializing in locating and submitting government bids.

         o        One section specializing in the civilian sector.

         o The export marketing division operated by the Company consists of a marketing manager who operates on a self-employed basis and manages a team of employees. This marketing team carries out market surveys, market segmentation, and seeks out new markets for the products, and new engagements with international chambers of commerce. The marketing team earns commissions that are determined in advance, according to the scope and nature of the deal. The Company's policy is to pay commissions of 2% to 10%.

         o The civilian market is handled by two offices, each dealing with a different geographical region and a different basket of products.

Major Competitors

         Export Erez Ltd.'s share of the Israeli defense market for applicable products in 1998 was approximately 25% of a total market of $10,000,000. The Company has two major competitors: Archidatex with approximately 25% of the applicable market and Rabintex with approximately 35%. Export Erez Ltd.'s share of the Israeli civilian market for applicable products in 1998 was approximately 10% of a total market of $14,000,000 with 40% controlled by other Israeli companies and 50% made up by imported goods.

         Internationally, Export Erez Ltd.'s competitors in the defense market include companies such as Point Blank, Safari Land of Ontario, California and A.B.A. in the United States, R.B.R. International Ltd. and L.B.A. in England, Indigo in Spain, Systema Compositi in Italy, Hellenic Arms Industries in Greece and Barman in Sweden. In each case, the competing manufacturers specialize in a more limited product line than does the Company.

         In the civilian market, the Company is aware of approximately 20 companies manufacturing similar products. For pet products, a number of major manufacturers with resources and reputations far greater than those of the Company compete for such market. The Company intends to market its products over the Internet as well as through a network of distributors. There is no assurance that the Company will find a market for its civilian products large enough to recoup its costs.

Inventory

         The Company keeps low inventories for most of its products and components, except for straps, which are used in a wide range of the company's products. Inventory usually is held after production for an average of 54 days. Inventory normally accounts for approximately 15-17% of the Company's total assets.

Raw Materials

         The Company's products include raw materials such as fabric purchased in Israel and abroad, specialized composite materials such as Kevlar produced by Dupont Ltd., Twaron produced by Akzo Ltd., Dyneema produced by D.S.M. Ltd. and Spectra and Gold Flex produced by Allied-Signal. Other specialized materials include specialized glass mixed with polycarbonate and various resins. The Company obtains its supplies by purchasing on the basis of an open letter of credit, by specialized documentary credit, or in the case of suppliers that the Company has dealt with for years, on open account.

         Management believes that its suppliers are stable, and that no difficulties are foreseen in assuring a steady supply of materials, although no assurance can be made that such conditions will continue in the future.

Seasonality

         Sales of the Company's military and security clothing products and industrial products are not seasonal in nature. Sales of the Company's camping equipment and clothing may experience slight increases during certain seasons.

Property

         The Company's executive offices, manufacturing, production and distribution facilities encompass two buildings in the Erez Industrial Area adjacent to Gaza. One building, owned by Joseph Postbinder, is leased to the Company for $7,119 per month for 2,500 square meters. The second building is owned directly by the Company and is unencumbered by any mortgage or debt, and contains 1,400 square meters of usable space. The Company also has a factory in the Netivot Industrial Area, which is leased for $1,900 per month for 380 square meters.

Patents and trademarks

         The Company does not have any patents or trademarks registered in its name.

Regulation

         The operations of the Company are subject to extensive regulation by United States and Israeli authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations.

         The following are among the rules and procedures all companies must follow in order to participate in Ministry of Defense and other government bids in Israel:

         The bidder must be registered as a recognized supplier.
         The bidder must have government certification and is authorized to participate in bids only up to the limit of its approved security classification.
         National Priority Area and local product: goods produced in Israel are given priority over foreign bidders according to

             Israeli bid regulations.
         The bidder must offer an attractive price.
         The bidder must keep to contractual schedules and milestones. The goods must pass final quality control tests before delivery.

         Every bid is different, and different documents may be required. There are no special taxes on bids apart from the Israeli Value Added Tax ("VAT").

         Because the Company's business is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, service or broker loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated or brokered by the Company, or otherwise adversely affect the business or prospects of the Company.

Employees

         Export Erez USA, including its subsidiaries Export Erez Ltd. and Mayotex Ltd., has approximately 130 full-time employees, including its executive officers. Export Erez USA does not have a collective bargaining agreement with its employees and is not aware of any labor disputes. The majority of Export Erez Ltd.'s employees are Palestinian Gazans, hired through and with the cooperation of the Palestinian Authority. Subject to political and military circumstances, the Company believes that it has good relations with its employees.

                                 DIVIDEND POLICY

         Export Erez USA presently does not intend to pay cash dividends on its common stock in the foreseeable future and intends to retain future earnings, if any, to finance the expansion and development of its business. Any future decision of Export Erez USA's Board of Directors to pay dividends will be made in light of Export Erez USA's earnings, financial position, capital requirements and other relevant factors then existing.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF CONDITION AND RESULTS OF OPERATIONS

         This section should be read in conjunction with the Company's financial statements and the relevant notes thereto, as well as the business information presented in other parts of the registration statement of which this prospectus is a part.

Overview

         The Company's strategic objectives are as follows:

o To develop high tech products, including: stab-proof fabric, ballistic helmets, ballistic ceramic boards and one-way protective windows by the year 2001.

o To increase its share of the local defense market to about 35% by the year 2004.

o To increase its share of the local civilian market to about 25% by the year 2004.

o To penetrate the international defense market with business worth about $1 million in 1999, growing by about $1.5 million per annum to the year 2004.

o To extend activity in the international civilian market starting with activity worth about $0.3 million in 1999, growing by about $0.5-0.75 million per annum to the year 2004.

Results and Plan of Operations

         During 1999, bulletproof vests developed by the Company were sent to laboratories in the United States for testing, and following the tests, the products were deemed to have met the American N.I.G. standard. Obtaining this standard is intended to provide the Company's products with entry into the American market, and to encourage development of other markets.

         During 1999, the Company enlarged its Internet Web site in order to participate in the worldwide trend towards more electronic trade. The web site is located at www.exporterez.co.il.

         Expanding its product range requires the Company to make considerable investments in research and development, and penetrating markets outside Israel also involves heavy expenses. The Company intends to develop the following products between 2000 and 2003: anti-stab cloth, ballistic helmets, ballistic ceramic plates, one-way protective windows.

         The Company intends to spend funds, as and if available of which there can be no assurance, on commencing production and marketing of new products, construction of a new manufacturing and office complex, new equipment and upgrading its existing equipment.

         The Company intends to apply for listing on the NASD OTC Bulletin Board or for quotation of its securities on the Nasdaq SmallCap Market. The Company anticipates that it will offer additional shares of its common stock to the public with a view toward raising additional capital with which to effect its development plans. Management also believes that if the Company is able to establish a public trading market on the NASD OTC Bulletin Board or Nasdaq SmallCap Market will increase the Company's visibility to government authorities and additional potential civilian customers.

         In March 1999, the Company signed a limited partnership agreement with Orlite Ltd., a public company whose stock is traded on the Tel-Aviv stock exchange, for the production of ballistic helmets for export from Israel only. The partnership operated throughout 1999 on a limited basis only, because the approval required from the Business Restrictions Authority has not yet been given. This approval is expected in the course of the year 2000.

The year ended December 31, 1999 compared to the year ended December 31, 1998

         In 1999, revenues decreased from $4,568,498 in 1998 to $4,490,898 whereas exports grew by 102% from $357,600 in 1998 to $722,900 in 1999. The form of the relationship with a number of large customers was altered this year. The Company worked on orders while the raw materials were supplied by the customer. As a result of this system, there was a decrease in sales and consumption of raw materials dropped accordingly by 8.4%, from $2,331,000 to $2,134,000. The cost of sales and processing decreased from $3,589,167 in 1998 to $3,121,674 in 1999. The Company's gross profit rose from $979,331 in 1998 to $1,369,224 in 1999.

         General and administrative costs decreased slightly from $458,451 to $457,218 in 1999.

Three month period ended March 31, 2000 compared with three month period ended March 31, 1999

         Revenues from sales in the first quarter of 2000 totaled $1,257,091 compared to $1,327,356 for the same quarter in the previous year due to a slight drop in sales. At the end of the first quarter of 1999, the form of engagement established by the Company with certain of its customers changed, and those customers supplied their own raw materials. As a result of this change, revenues from sales decreased, but at the same time the cost of sales also dropped from $824,568 to $727,968. The Company's net profit for the first quarter of 2000 was $230,951 compared with $193,375 for the same quarter in 1999.

         The Company's accumulated pending orders through March 2000 were worth $1,600,000. The Company does not foresee any problems filling these orders.

Liquidity and capital resources

         The Company's current activities are financed by short term bank loans balanced by short term deposits. The decision regarding the amount of the loans was derived from considerations of the yield on the deposit which is generally in foreign currency (receipts from overseas sales), compared to the cost of short term loans. The Company has positive working capital (current assets less current liabilities).

                                   MANAGEMENT

Officers and Directors

         The following table sets forth certain information with respect to Erez USA's directors, executive officers and key consultants:


Name                          Position
----                          --------
Joseph Postbinder             Chairman, President and Director

Meira Postbinder              Vice President of Financing, Secretary, Treasurer and Director

Dan Zarchin                   Vice President of Marketing and International Business Development and Director

Tsippy Moldovan               Deputy Managing Director of Finance and Director

Shlomo M. Lev-Yehudi          Director


         All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Directors do not receive cash compensation for their services to Export Erez USA as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.

         Joseph Postbinder, 53, Chairman, President and a director of the Company and Chief Executive Officer of Export Erez Ltd. and Mayotex, has a technical background in fine mechanics. He has been in charge of Export Erez since he founded the company in 1983. He is the husband of Meira Postbinder.

         Meira Postbinder, 54, manages the Financing Division and is a director of the Company and Export Erez Ltd. which positions she has held for more than the last five years. She is the wife of Joseph Postbinder.

         Dan Zarchin, 52, Manager of Marketing and International Business Development and a director of the Company, is a textile engineer. He is a consultant to the Company and has been doing business as Zarchin Consultants, Tel-Aviv, Israel, since 1981. Previously, he was Marketing Manager for Kibbutz Noam-Urim, Israel. The kibbutz's products included textile goods. Mr. Zarchin received a Bachelor of Arts degree in Textile Engineering from the College of Textile Science in Philadelphia, Pennsylvania in 1973 and a Masters of Business Administration from Tel-Aviv University, Tel-Aviv, Israel, in 1979.

         Tsippy Moldovan, 45, is the Deputy Managing Director of Finance and a director for the Company and has been the Deputy Managing Director of Finance of Export Erez Ltd. for the past 12 years. Mrs. Moldovan attended Buchnich Accounting School in Ashkelon, Israel, and completed course work in economics and management accounting from the Mishlav School, Tel Aviv, Israel.

         Shlomo M. Lev-Yehudi, 73, has been a director of the Company since April 2000. Mr. Lev-Yehudi has been a certified public accountant in Tel-Aviv, Israel since 1957, and was the Company's accountant from 1987 until 1997.

Certain Relationships and Possible Conflict of Interest

         The Company leases a building, owned by Joseph Postbinder, President and a director of the Company, for $7,119 per month for 2,500 square meters. The terms of the lease were not the result of an arms'length transaction.

Executive Compensation

         No officer or director received compensation from the Company in excess of US$100,000 in 1999 or 1998.

Employment Agreements

         Export Erez USA has not entered into any employment agreements with its executive officers or other employees to date. Erez USA may enter into employment agreements with them in the future.

Indemnification of Officers, Directors, Employees and Agents

         The Certificate of Incorporation and By-Laws of Export Erez USA provide that Export Erez USA shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Export Erez USA, as well as any officers or employees of Export Erez USA to whom Export Erez USA has agreed to grant indemnification.

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director

         For any breach of the director's duty of loyalty to the corporation or its stockholders;
         For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         Under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or
         For any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's By-Laws, any agreement, vote of shareholders or otherwise.

         The effect of the foregoing is to require Export Erez USA to indemnify the officers and directors of Export Erez USA for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING EXPORT EREZ USA PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the effective date of this prospectus regarding the beneficial ownership of Export Erez USA's common stock by each officer and director of Export Erez USA and by each person who owns in excess of five percent of Export Erez USA's common stock.



                                              Shares of common stock            Percentage of Shares of Class Owned (2)
 Name, Position and Address                   Beneficially Owned (1)            Prior to                  After
                                                                                Offering                  Offering

Joseph Postbinder                                 11,490,212 (3)                     92%                   92%

Meira Postbinder                                       9,788 (3)                      *                     *

Dan Zarchin                                            5,000                          *                     *

Shlomo M. Lev-Yehudi                                       0                          0                     0

Tsippy Moldovan                                       10,000                          *                     0

All officers and directors
as a whole (4 persons)                            11,515,000                         92%                   92%


*      Less than 1% percent


(1)      Based upon 12,500,000 shares outstanding as of May 4, 2000.
(2) Does not include 250,000 shares which may be issued upon exercise of warrants.
(3)      Meira Postbinder is the spouse of Joseph Postbinder.


                             SELLING SECURITYHOLDERS

         The Company is registering for offer and sale by the holders thereof 1,000,000 shares of common stock and 250,000 shares of common stock issuable upon the exercise of outstanding warrants. The selling securityholders will offer their securities for sale on a continuous or delayed basis pursuant to Rule 415 under the Securities Act. See "RISK FACTORS-Additional shares, if issued, may come into market as shares become available for resale pursuant to Rule 144" and "Selling securityholders may sell shares at any price or time."

         All of shares registered hereby will become tradeable and/or exercisable on the effective date of the registration statement of which this prospectus is a part.

         The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a selling securityholder.


                                                                 Percent of Common           Number of     Percent of
Name and Address of                     Number of                Stock Owned                 Shares        Common Stock
Beneficial Owner                    Shares Owned                 Prior to Offering(1)        Offered       Owned After
                                    Prior to Offering                                        For Sale      Offering(2)
Keylani Abed Alcarim Atia                5,000                   *                           5,000                 0%
Beit Lehia 190
2, Israel

Hashem Sa'eed Abuamuna                   5,000                   *                           5,000                 0%
Nasirat 8
4, Israel

Maged Ali-Nasralla                       5,000                   *                           5,000                 0%
Sagahia 33
4 Gaza, Israel

Magdi Ali-Nasralla                       5,000                   *                           5,000                 0%
Sagahia
Gaza, Israel


Gbar Amin-Nasar                          5,000                   *                           5,000                 0%
Beit Hanoon 86
1, Israel

Saned Amin-Nasar                         5,000                   *                           5,000                 0%
Beit Hanoon, Israel

Shafir Amir                              5,000                   *                           5,000                 0%
Ha'ayala 9
46 Ashkelon, Israel

Salman Mahamed Asma'il                   5,000                   *                           5,000                 0%
Beit Hanoon 27
5, Israel

Joseph Berzak                           25,000                   *                          25,000                 0%
36 Seshet Hayamin Street
Suite 22
Kasar Shaba 44269 Israel

Sherri Carmel                            5,000                   *                           5,000                 0%
Nissanit 428 D.N.
Chof Aza, Israel

Beno Dvir                                5,000                   *                           5,000                 0%
Tsahal 91
Tsahala, Tel Aviv, Israel

Ofra Dvir                                5,000                   *                           5,000                 0%
Tsahal 91
Tsahala, Tel Aviv, Israel

Shimone Eden                             5,000                   *                           5,000                 0%
Ashdod 4
Ashkelon, Israel

Guillermo Eisik                          5,000                   *                           5,000                 0%
Efriam Tsor 306
8 Ashkelon, Israel

Stella Maris Eisik                       5,000                   *                           5,000                 0%
Efraim Tsor 306
8 Ashkelon, Israel

Jaber Elabed-Nasralla                   15,000                   *                          15,000                 0%
Elnatzar 1082
52 Gaza, Israel

Abed Elcarim-Marish                      5,000                   *                           5,000                 0%
Sagahi 92
4 Gaza, Israel

Carol Fostbinder                        10,000                   *                          10,000                 0%
Herzel 2
9 Naharia, Israel

Rachel Fostbinder                       10,000                   *                          10,000                 0%
Herzel 2
9 Naharia, Israel

Sharon Fostbinder                       15,000                   *                          15,000                 0%
Yutvata 6
1 Ashkelon, Israel

Ra'ad Gabar-Nasralla                     5,000                   *                           5,000                 0%
Sagahia 424
4 Gaza, Israel

Avital Gerson                           15,000                   *                          15,000                 0%
Montifiori 14
9 Ashkelon, Israel

Doron Gerson                            15,000                   *                          15,000                 0%
Montifiori 14
9 Ashkelon, Israel

Avraham Gura                            10,000                   *                          10,000                 0%
Nordoy 12
16 Naharia, Israel

Hagit Gura                              10,000                   *                          10,000                 0%
Nordoy 12
16 Naharia, Israel

Yehudit Gura                            10,000                   *                          10,000                 0%
Nordoy 12
16 Naharia, Israel

Hiam Guzansky                           10,000                   *                          10,000                 0%
Remez 31
Rishon Letsion, Israel

Haya Guzansky                           10,000                   *                          10,000                 0%
Remez 31
Rishon Letsion, Israel

Walid Hassan-Elhelo                      5,000                   *                           5,000                 0%
Gabalia 2
10, Israel

Jovanda, Ltd. (3)                      287,500 (3)             2.4%                        287,500                 0%
18034 Ventura Boulevard
Suite 119
Encino, California 91316


Ruti Kricheli                            5,000                   *                           5,000                 0%
Eshtaol 32
3 Ashkelon, Israel

Ronit Lankesner                         15,000                   *                          15,000                 0%
Robert Sold 28
1 Kiriat Yam, Israel

Batia Levi                               5,000                   *                           5,000                 0%
Givat Tsion 1319
5 Ashkelon, Israel

Wa'al Machreesh-Nasralla                 5,000                   *                           5,000                 0%
Elremal 130
61 Gaza, Israel

James K. McKillop                      175,000 (4)             1.4%                        175,000                 0%
1875 Century Park East
Suite 1165
Los Angeles, California 90067

Tsipi Muldovan                          10,000                   *                          10,000                 0%
Hatsionut 34
Ashkelon, Israel

Hanna Pearl                              5,000                   *                           5,000                 0%
Rambam 19
8 Ashkelon, Israel

Sharon Peleg                             5,000                   *                           5,000                 0%
Macabi 1
7 Nes Tsiona, Israel

Pierce Mill Associates, Inc.           175,000 (4)(5)          1.4%                        175,000                 0%
1504 R Street, NW
Washington, DC 20009

George Pompan                            5,000                   *                           5,000                 0%
Hana Senesh 10
6 Azor, Israel

Aliza Rubin                             15,000                   *                          15,000                 0%
Dov Bryer 11
22 Ashkelon, Israel

Moshe Rubin                             15,000                   *                          15,000                 0%
Dov Bryer 11
22 Ashkelon, Israel

                                                                                                                 <C.

Ravit Rubin                             15,000                   *                          15,000                 0%
Eli Cohen 6
10 Ashkelon, Israel

Gehad Sa'adi Nasralla                    5,000                   *                           5,000                 0%
Sagahia
Gaza, Israel

Salah Sa'adi-Nasralla                    5,000                   *                           5,000                 0%
Sagahia 269
17 Gaza, Israel

Aviva Sacagiu                           10,000                   *                          10,000                 0%
Nechemia 17
Hertzelia, Israel

Sara Sacagiu                            10,000                   *                          10,000                 0%
Rosenblum Hertzel 13
43 Beer Sheva, Israel

Tsipora Sacagiu                         10,000                   *                          10,000                 0%
Caf Tet Benovember 3
3 Petach Tikva, Israel

Yasha Sacagiu                           10,000                   *                          10,000                 0%
Nechemia 17
Hertzelia, Israel

Yosef Sacagiu                           10,000                   *                          10,000                 0%
Rosenblum Hertzel 13
43 Beer Sheva, Israel

Naomi Salev                             10,000                   *                          10,000                 0%
Bialik 128
1 Ashkelon, Israel

Radia Shafik-Nasralla                   15,000                   *                          15,000                 0%
Sagahia 424
4 Gaza, Israel

Mariam Shafir                           15,000                   *                          15,000                 0%
Hashikma 2
Ashkelon, Israel

Oded Shafir                             15,000                   *                          15,000                 0%
Hashikma 2
Ashkelon, Israel

Clara Solomon                           10,000                   *                          10,000                 0%
Elfasy 12
35 Beer Sheva, Israel


                                                                                                                 <C.

David Solomon                           10,000                   *                          10,000                 0%
Elfasy 12
35 Beer Sheva, Israel

Itzhak Torgaman                          5,000                   *                           5,000                 0%
Ramat Eshcol 2039
2 Ashkelon, Israel

Orly Torgaman                            5,000                   *                           5,000                 0%
Ramat Escol 2039
2 Ashkelon, Israel

Nissim Vaknin                           10,000                   *                          10,000                 0%
Escol 3
6 Ashkelon, Israel

Moosa Yousof- Matar                      5,000                   *                           5,000                 0%
Gabalia Tel Zatar 300
15, Israel

Nabil Yousof-Matar                       5,000                   *                           5,000                 0%
Gabalia Tel Zatar 415
15, Israel

Danny Zarchin                            5,000                   *                           5,000                0%
Hanachal 16
Ranana, Israel

Yoseph Zarchin                           5,000                   *                           5,000                 0%
Zlotziski 12
42 Tel Aviv, Israel

Joseph Zeewi                            25,000                   *                          25,000                0%
El-Al Building
32 Ben Yehuda Street
Tel Aviv 63805 Israel

Total                                1,000,000 shares
                                       250,000 shares underlying
                                                 warrants


*      Less than 1% percent

(1)      Based upon 12,500,000 shares outstanding as of May 4, 2000

(2)      Assumes sale of all shares offered by named selling securityholder.

(3) Includes 62,500 shares of common stock issuable upon exercise of warrants and 225,000 shares of common stock. The named shareholder is a private company controlled by Peter Zoltan and who may be deemed the beneficial owner of its shares.

(4) Includes 62,500 shares issuable upon exercise of warrants and 112,500 shares of common stock

(5) James M. Cassidy is the sole shareholder and officer of Pierce Mill Associates, Inc. and may be deemed the beneficial owner of its securities.

(3)

         If Export Erez USA meets the requirements of the NASD OTC Bulletin Board it will apply for listing thereon. When qualified, if ever of which there can be no assurance, it intends to apply for quotation of its securities on the Nasdaq SmallCap Market. There can be no assurance that it will qualify for listing of its securities on the NASD OTC Bulletin Board or to be quoted on the Nasdaq SmallCap Market. If it should be accepted for listing thereon, then certain underwriters may engage in passive market making transactions in Export Erez USA's common stock in accordance with Rule 103 of Regulation M.

         Following the completion of this offering, certain broker-dealers may be the principal market makers for the securities offered hereby. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities, if commenced, will be continued.

Resales of the Securities under State Securities Laws

         The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the securities in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date the selling securityholders' securities will be eligible for resale in the secondary market in each state.


                            DESCRIPTION OF SECURITIES

Authorized Capital

         The total number of authorized shares of stock of Export Erez USA is one hundred million (100,000,000) shares of common stock with a par value of $.0001 per share of which 12,500,000 shares are outstanding and twenty million (20,000,000) shares of non-designated preferred shares with a par value of $.0001 per share of which none are designated and outstanding. The Board of Directors is authorized to issue additional shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Common stock

         Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Export Erez USA, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

         Holders of common stock have no preemptive rights to purchase Export Erez USA's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Incorporation

         Export Erez USA, Inc. (the "Company") was incorporated under the laws of Delaware in 1999 under the name Acanthus Acquisition Corporation, which changed its name to Export Erez USA, Inc. on May 19, 1999. Export Erez USA's Certificate of Incorporation, By-Laws and corporate governance, including matters involving the issuance, redemption and conversion of securities, are subject to the provisions of the Delaware General Corporation Law, as amended and interpreted from time to time.

Noncumulative Voting

         Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Preferred Stock

         Export Erez USA's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, $.0001 par value per share. In the case of voluntary or involuntary liquidation, dissolution or winding up of Export Erez USA, holders of shares of preferred stock are entitled to receive the liquidation preference before any payment or distribution is made to the holders of common stock or any other series or class of Export Erez USA's stock hereafter issued that ranks junior as to liquidation rights to the preferred stock, but holders of the shares of the preferred stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of Export Erez USA's stock hereafter issued that ranks senior as to liquidation rights to the preferred stock has been paid in full. After payment in full of the liquidation preference of the shares of the preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Export Erez USA. Neither a consolidation or merger of Export Erez USA with another corporation, nor a sale or transfer of all or part of Export Erez USA's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Export Erez USA.

         The Board of Directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Export Erez USA without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

Additional Information Describing Stock

         The above descriptions concerning the stock of Export Erez USA do not purport to be complete. Reference is made to Export Erez USA's Certificate of Incorporation and By-Laws which are included in the registration statement of which this prospectus is a part and which are available for inspection at its offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

Admission to Quotation on Nasdaq SmallCap Market or NASD OTC Bulletin Board

         If Export Erez USA meets the qualifications, it intends to apply for quotation of its securities on the NASD OTC Bulletin Board or the Nasdaq SmallCap Market. Until Export Erez USA meets such qualifications, its securities may be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the "pink sheets". If Export Erez USA's securities are not quoted on the NASD OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Export Erez USA's securities. The over-the-counter market ("OTC") differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a company listing. If it meets the qualifications for trading securities on the NASD OTC Bulletin Board Erez USA's securities will trade on the NASD OTC Bulletin Board until such future time, if at all, that Erez USA applies and qualifies for admission for listing on the Nasdaq SmallCap Market. There can be no assurance that Erez USA will qualify or if qualified that it will be accepted for listing of its securities on the Nasdaq SmallCap Market.

         To qualify for admission for listing on the Nasdaq SmallCap Market, an equity security must, in relevant summary, (1) be registered under the Exchange Act; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000); (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have a minimum bid price of $4.00 per share; and (6) have at least 300 beneficial shareholders.

Trading of Shares

         There are no outstanding options, options to purchase, or securities convertible into the shares of Erez USA which are not being registered hereby. Export Erez USA has not agreed with any shareholders to register their shares for sale, other than for this registration. Export Erez USA does not have any other public offerings in process or proposed.

Transfer Agent and Registrar

         Export Erez USA currently serves as its own transfer agent. The Company intends to apply to StockTrans, Inc., Ardmore, Pennsylvania, to act as transfer agent for its securities.

Reports to Shareholders

         Export Erez USA will furnish to holders of its securities annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Export Erez USA may issue other unaudited interim reports to its shareholders as it deems appropriate.

                              CONDITIONS IN ISRAEL

         The following information is intended to advise prospective investors of certain conditions in Israel that could affect the Company.

Political conditions

         Since the establishment of the State of Israel in 1948, a state of hostility existed, varying as to degree and intensity, among Israel and various Arab countries. A peace agreement was signed between Israel and Egypt in 1979 and limited relations have been established. A peace treaty with the Hashemite Kingdom of Jordan was signed in 1994, ending the state of war along Israel's longest border.

         Since December 1987, civil unrest has existed in the territories which came under Israel's control in 1967. In September 1993, Israel and the Palestine Liberation Organization ("PLO") signed a Declaration of Principles outlining interim Palestinian self-government arrangements. In May 1994, Israel and the PLO signed an agreement in Cairo in which the principles of the September 1993 declaration were implemented. In accordance with this agreement, Israel has transferred the civil administration of the Gaza Strip and Jericho to the Palestinian Authority and the Israeli army has withdrawn from these areas. In September 1995, Israel and the PLO signed an interim agreement to further implement the principles of the September 1993 declaration. The interim agreement provides for the gradual redeployment of Israel military forces in the West Bank and the transfer of certain powers and governmental responsibilities to a Palestinian elected council.

         Despite reported progress towards peace between Israel, Arab states and the Palestinians, no prediction can be made as to whether a full resolution of these problems will ever be achieved, or as to the nature and timing of any such resolution. The permanent status arrangements between Israel and the Palestinians have yet to be determined, and peace treaties with Syria, Lebanon and other Arab states have yet to be concluded.

         Generally, all adult male citizens and permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform up to 44 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Many of the male employees of the Company are currently obligated to perform annual reserve duty. While the Company has operated effectively under these requirements in the past, no assessment can be made as to the full impact of such requirements on the Company in the future, particularly if emergency circumstances occur.

         Certain countries and companies continue to participate in a boycott of Israeli companies and others doing business in Israel or with Israeli companies. The Company does not believe that any such boycott has had a material adverse impact on the Company's current operations, but there can be no assurance that restrictive laws, policies or practices towards Israel or Israeli businesses will not have an adverse impact on the Company's business in the future.

Economic conditions

         Israel's economy has been subject to numerous de-stabilizing factors, including a period of rampant inflation in the early to mid 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and associated reasons, the Israeli Government has intervened in sectors of the Israeli economy, utilizing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates, and has frequently reversed or modified its policies in all these areas. There can be no assurance that the Israeli government will be successful in any attempts to keep prices and exchange rates stable. To the extent that a significant portion of the Company's business is conducted in Israel and any future revenues are collected in New Israeli Shekels, price and exchange rate instability could have a material adverse effect on the Company. Since the institution of the Israeli Economic Program in 1985, the rate of inflation, while continuing, has been significantly reduced, and the rate of devaluation has been substantially diminished.

Trade agreements

         Israel is a member of a number of international organizations, including the United Nations, the International Bank for Reconstruction and Development, the International Monetary Fund and the International Finance Corporation. Israel is a longstanding signatory of the General Agreement on Tariffs and Trade and is an original Member of the World Trade Organization ("WTO"), which provides for the liberalization of international trade in goods and services. Within the WTO, Israel is eligible for certain preferential treatment as a developing country, and in certain instances may be eligible for trade preferences under the Generalized System of Preferences.

Assistance from the United States

         The State of Israel receives significant economic and military assistance from the United States, amounting to an annual average of approximately $3 billion over the last few years. In addition, in 1992, the United States approved the issuance of up to $10 billion of loan guarantees during U.S. fiscal years 1993 to 1998 to help Israel absorb a large influx of new immigrants primarily from the former Soviet Union. Under the loan guarantee program, Israel may issue up to $2 billion in principal amount of guaranteed loans each year, subject to reduction in certain circumstances. If the grants for economic and military assistance or the U.S. loan guarantees are eliminated or significantly reduced, the Israeli economy in general, and the Company in particular, could be materially adversely affected.

                                  LEGAL MATTERS

Legal Proceedings

         Export Erez USA is not a party to any litigation and management has no knowledge of any threatened or pending litigation against it. Export Erez Ltd. is periodically is engaged in collection litigation for payment of delinquent accounts in the ordinary course of business in amounts not deemed material.

Legal Opinion

         Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the shares registered pursuant to the terms hereof will be fully paid and non-assessable. Cassidy & Associates has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Cassidy & Associates with respect to any other matters.

         James M. Cassidy, a principal of Cassidy & Associates, is an officer and director and controlling shareholder of Pierce Mill Associates, Inc., a selling securityholder herein, which owns 112,500 shares of the common stock of Export Erez USA and a warrant to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.

                                     EXPERTS

         The financial statements in this Prospectus have been included in reliance upon the report of Weinberg & Company, P.A., Certified Public Accountants, and upon the authority of such firm as expert in accounting

                              FINANCIAL STATEMENTS

         The combined audited financial statements for the fiscal years ended December 31, 1999 and December 31, 1998 and the unaudited financial statements for the period ended March 31, 2000.

                         EXPORT EREZ LTD. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

                         EXPORT EREZ, LTD AND SUBSIDIARY
                                TABLE OF CONTENTS


       PAGE  1               INDEPENDENT AUDITORS' REPORT

       PAGES 2 - 3           CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998

       PAGE  4               CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
                             FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

       PAGE  5               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE
                             YEARS ENDED DECEMBER 31, 1999 AND 1998

       PAGE  6               CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER
                             31, 1999 AND 1998

       PAGES 7 - 18          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999
                             AND 1998


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:

  Export Erez Ltd. and Subsidiary

We have audited the accompanying consolidated balance sheets of Export Erez Ltd. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Export Erez Ltd. and Subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with United States generally accepted accounting principles.




WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 29, 2000

                         EXPORT EREZ LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998



                                     ASSETS

                                                                              1999                 1998
                                                                          --------------       --------------
CURRENT ASSETS
    Cash and cash equivalents                                          $       681,291      $       670,759
    Investment  in marketable securities                                     1,393,123               -
    Trade accounts receivable, net                                             875,557              685,343
    Trade accounts receivable - related parties, net                             6,864                5,841
    Other receivables and debit balances                                        97,448               75,722
    Inventory                                                                  690,195              590,239
    Deferred taxes                                                              32,421               26,843
                                                                          --------------       --------------

       TOTAL CURRENT ASSETS                                                  3,776,899            2,054,747
                                                                          --------------       --------------

INVESTMENTS AND DEPOSITS
    Investment in marketable securities                                        602,993              382,546
    Deposits for the severance of employer-employee relations                  252,442              223,715
                                                                          --------------       --------------

       TOTAL INVESTMENTS AND DEPOSITS                                          855,435              606,261
                                                                          --------------       --------------


PROPERTY, PLANT AND EQUIPMENT
    Cost, less accumulated depreciation of $384,341 in 1999 and
      $317,657 in 1998                                                         397,909              438,375
                                                                          --------------       --------------

TOTAL ASSETS                                                           $     5,030,243      $     3,099,383
                                                                          ==============       ==============




    The accompanying notes are an integral part of the financial statements.

                         EXPORT EREZ LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998




                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                            1999                 1998
                                                                                         ---------------    ---------------
CURRENT LIABILITIES
    Short-term bank credit                                                               $   2,012,542      $     482,531
    Trade accounts payable                                                                   1,233,710          1,192,899
    Other accounts payable and credit balances                                                 204,605            478,363
                                                                                         ---------------    ---------------

       TOTAL CURRENT LIABILITIES                                                             3,450,857          2,153,793
                                                                                         ---------------    ---------------

LONG - TERM LIABILITIES
    Deferred taxes                                                                       $       3,007      $       2,753
    Provision for the severance of employer-employee relations                                 141,449            164,075
                                                                                         ---------------    ---------------

       TOTAL LIABILITIES                                                                 $   3,595,313      $   2,320,621
                                                                                         ---------------    ---------------

CONTINGENT LIABILITIES AND COMMITMENTS

SHAREHOLDERS' EQUITY

    Ordinary shares, $0.3078 par value, 12,010 shares authorized,
     11,760 issued and outstanding                                                               3,620              3,620
    Additional paid-in capital                                                                   3,115              3,115
    Retained earnings                                                                      1,443,392              849,317
    Accumulated other comprehensive loss                                                       (15,197)           (77,290)
                                                                                         ---------------    ---------------

       TOTAL SHAREHOLDERS' EQUITY                                                        $   1,434,930      $     778,762
                                                                                         ---------------    ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $   5,030,243      $   3,099,383
                                                                                         ===============    ===============



     The accompanying notes are an integral part of the financial statements

                        EXPORT EREZ, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME AND
                           COMPREHENSIVE INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                             1999                   1998
                                                                       -----------------      -----------------
REVENUES                                                               $     4,490,898        $     4,568,498

Cost of sales and processing                                                 3,121,674              3,589,167
                                                                       -----------------      -----------------

    Gross profit                                                             1,369,224                979,331
                                                                       -----------------      -----------------

OPERATING EXPENSES
   Selling expenses                                                            244,775                191,243
   General and administrative expenses                                         457,218                458,451
                                                                       -----------------      -----------------

TOTAL OPERATING EXPENSES                                                       701,993                649,694
                                                                       -----------------      -----------------

INCOME FROM OPERATIONS                                                         667,231                329,637
                                                                       -----------------      -----------------

OTHER INCOME
   Interest dividend and loss on sale of securities income, net                 88,934                 25,703
   Other income - net                                                              925                  4,314
                                                                       -----------------      -----------------

TOTAL OTHER INCOME                                                              89,859                 30,017
                                                                       -----------------      -----------------

INCOME BEFORE INCOME TAXES                                                     757,090                359,654

Income tax expense                                                             163,015                130,068
                                                                       -----------------      -----------------

NET INCOME                                                             $       594,075        $       229,586
                                                                       -----------------      -----------------

OTHER COMPREHENSIVE INCOME
   Foreign currency translation gain (loss)                                        927               (107,796)
   Unrealized gain on available-for-sale securities                             61,166                 74,280
                                                                       -----------------      -----------------

TOTAL OTHER COMPREHENSIVE
 INCOME (LOSS)                                                                  62,093                (33,516)
                                                                       -----------------      -----------------

COMPREHENSIVE INCOME                                                   $       656,168        $       196,070
                                                                       =================      =================

   Net income per ordinary share - basic and diluted                   $         50.52        $         19.52
                                                                       =================      =================

   Weighted average number of shares outstanding
      during the period - basic and diluted                                      11,760                 11,760
                                                                       =================      =================



     The accompanying notes are an integral part of the financial statements

                        EXPORT EREZ, LTD. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




                                                                                                       Accumulated
                                           Common Stock          Additional                               Other
                                   Number of                      Paid-In           Retained          Comprehensive
                                    Shares          Amount        Capital           Earnings          Income (Loss)        Total
                                    ------          ------        -------           --------          -------------        -----
Balance, December 31, 1997          11,760      $     3,620    $    3,115      $     619,731      $  (43,774)       $    582,692

Foreign currency translation
  loss                                 -                 -            -                 -            (107,796)         (107,796)

Unrealized gain on available-
 for-sale securities                   -                 -            -                 -              74,280            74,280

Net income 1998                        -                 -            -             229,586               -             229,586
                                  ----------    -------------  ------------    --------------     -------------     -------------

Balance December 31, 1998           11,760             3,620        3,115           849,317           (77,290)          778,762

Foreign currency translation
  gain                                 -                 -            -                 -                 927               927

Unrealized gain on available-
 sale-securities                       -                 -            -                -               61,166            61,166

Net income 1999                        -                 -            -             594,075               -             594,075
                                  ----------    -------------  ------------    --------------     -------------     -------------

BALANCE, DECEMBER 31, 1999          11,760      $      3,620   $    3,115      $   1443,392       $   (15,197)      $ 1,434,930
                                  ==========    =============  ============    ==============     =============     =============



    The accompanying notes are an integral part of the financial statements.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



                                                                                          1999                 1998
                                                                                     ----------------    ------------------

Cash flows from operating activities:
    Net profit for the year                                                         $       594,075      $        229,586
   Adjustments to reconcile net profit to net cash provided by operating activities:
    Loss from investment in marketable securities                                            37,560                  -
    Depreciation and amortization                                                            70,010                79,238
    Decrease (increase) in provision for the severance of employer-employee
      relations                                                                             (51,276)                  (54)
    Deferred taxes                                                                           (5,286)              (26,388)
    Loss (gain) from sale of fixed assets                                                      (925)               (4,314)
    Decrease (increase) in trade accounts receivable                                       (190,164)              (39,175)
    Decrease in other receivables and debit balances                                        (21,609)              114,965
    Decrease (increase) in inventory                                                        (99,014)             (111,128)
    Increase (decrease) in trade accounts payable                                            38,839               221,446
    Increase (decrease) in other accounts payable and
      credit balances                                                                      (250,062)             (150,336)
                                                                                     ----------------    ------------------

Net cash provided by operating activities                                                   122,148               313,840
                                                                                     ----------------    ------------------

Cash flows from investing activities:
    Purchase of fixed assets                                                                (28,796)             (103,285)
    Proceeds from sale of fixed assets                                                          925                 7,890
    Deposits for the severance of employer - employee relations                                -                  (26,300)
    Investment in current marketable securities                                          (1,543,577)                 -
    Investment in marketable securities                                                    (243,551)              (40,298)
    Proceeds from sale of marketable securities                                             197,034                  -
                                                                                     ----------------    ------------------

Net cash used in investing activities                                                    (1,617,965)             (161,993)
                                                                                     ----------------    ------------------

Cash flows from financing activities:
    Short-term bank credit, net                                                           1,505,236               237,398
                                                                                     ----------------    ------------------

Net cash provided by financing activities                                                 1,505,236               237,398
                                                                                     ----------------    ------------------

Effect of exchange rate changes on cash                                                       1,113               (89,880)
                                                                                     ----------------    ------------------

Net increase in cash and cash equivalents                                                    10,532               299,365

Cash and cash equivalents at beginning of year                                              670,759               371,394
                                                                                     ----------------    ------------------

Cash and cash equivalents at end of year                                              $     681,291      $        670,759
                                                                                     ================    ==================



     The accompanying notes are an integral part of the financial statements

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



Note 1 - Descriptions of Business

         Export Erez Ltd. ("the Company") was incorporated in Israel and commenced operations in 1983 under the name R.T.V Ltd., which was changed to Export Erez Ltd. in 1987.

         The Company manufactures textile products designed mainly for the defense industry, although in recent years it has penetrated additional markets in Israel and overseas, in both military and civilian industries.

         The Company's wholly owned subsidiary Mayotex Ltd., was incorporated in Israel in 1990. Mayotex is engaged in weaving fabric and tapes, which it sells to the Company and to other customers. It also produces end products for civilian market requiring fabric with special qualities (high degrees of strength, waterproofing, etc.) Mayotex is producing animal products as stripes, collars, etc.

Note 2 - Significant Accounting Policies

a.       Basis of Presentation

         The accompanying consolidated financial statements are presented in United States dollars under United States Generally Accepted Accounting Principles.

b.       Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

c.       Foreign Currency Translation

         The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Export Erez, Ltd. and its subsidiary is the New Israeli Shekel (NIS). Financial statements for these entities are translated into United States dollars at year-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

d.       Comprehensive Income (Loss)

         The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



         The foreign currency translation gains (losses) resulting from the translation of the financial statements of Export Erez, Ltd. and its subsidiary expressed in New Israeli Shekels (NIS) to United States dollars are reported as Other Comprehensive Income (Loss) in the Statement of Income and as Accumulated Other Comprehensive Income
         (Loss) in the Statement of Shareholders' Equity.

         The unrealized gains and losses, net of tax, resulting from the valuation of available-for-sale securities at their fair market value at year end are reported as Other Comprehensive Income (Loss) in the Statement of Income and as Accumulated Other Comprehensive Income
         (Loss) in the Statement of Shareholders' Equity.

e.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

f.       Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

g.       Investment in Marketable Securities

         The Company's policy is to invest in various equity or debt instruments. The Company accounts for such investments in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." ("SFAS 115")

         Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Trading securities are carried at fair value, with unrealized trading gains and losses included in earnings. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Investments classified as held-to-maturity are carried at amortized cost. In determining realized gains and losses, the cost of the securities sold is based on the specific identification method.

h.       Allowance for Doubtful Accounts

         The allowance for doubtful accounts has been determined by specifically identifying debts which collectability is uncertain.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



i.       Inventories

         Inventories are valued at the lower of cost or market value. The cost includes expenses of transporting the goods, and is determined on a specific identification basis.

j.       Fixed Assets

         Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the assets.

k.       Revenue Recognition

         Revenues from sales of products are recognized upon shipment.

l.       Income Taxes

         The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No. 109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

m.       Earnings per Share

         Basic earnings per share are computed based on the weighted average number of Ordinary Shares outstanding during each year. Diluted earnings per share are computed based on the weighted average number of Ordinary Shares outstanding during each year including Ordinary Share equivalents. There were no Ordinary Share equivalents outstanding at December 31, 1999 and 1998. Accordingly, a reconciliation between basic and diluted earnings per share is not presented.

Note 3 - Trade Accounts Receivable

a.       Third Parties


                                                                        1999                      1998
                                                                   ----------------         -----------------
Customers in Israel
    Open accounts                                                  $      631,601           $        387,482
    Post dated checks received from customers                             101,908                     70,980

Overseas customers                                                        157,418                    226,881
      Less allowance for doubtful accounts                                (15,370)                     -
                                                                   ----------------         -----------------
                                                                   $      875,557           $        685,343
                                                                   ================         =================

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



b.       Related Parties


                                                                                   1999             1998
                                                                                ------------     ------------
Customers in Israel
    Open accounts - related parties (See Note 17)                               $    81,551      $    80,404
    Less allowance for doubtful accounts                                           (74,687)         (74,563)
                                                                                ------------     ------------
                                                                                $     6,864      $     5,841
                                                                                ============     ============


Trade accounts receivable - related parties are due from two companies (the "affiliates") whereby the principal shareholder of the Company is a principal shareholder of those affiliates. Certain amounts are in dispute and an allowance has been established.

Note 4 - Other Receivables and Debit Balances


                                                                           1999                   1998
                                                                      ---------------       -----------------
Government institutions                                               $       30,300        $         51,323
Employees and institutions for wage                                           13,720                  12,851
Advances to suppliers and service providers                                   52,524                   7,098
Prepaid expenses                                                                 904                   4,450
                                                                      ---------------       -----------------
                                                                      $       97,448        $         75,722
                                                                      ===============       =================


Note 5 - Investment in Marketable Securities

       a. The investments in marketable securities represent participation certificates in mutual funds. GAAP in the United States requires that an investment in equity securities not classified as held-to-maturity trading securities shall be classified as available for sale and reported at fair value. Unrealized holding gains and losses shall are reported in a separate component of shareholders' equity as part of other comprehensive income, until realized. The Company classifies available-for-sale securities which it intends to hold more than one year as non-current. A reconciliation of original cost to fair market value for securities held at December 31 follows:


                                                                           1999                      1998
                                                                    -------------------       -------------------
          Investment in marketable securities, at
           cost                                                     $       1,860,670         $         308,266
          Unrealized gain                                                     135,446                    74,280
                                                                    -------------------       -------------------
          Investment in marketable securities at
           fair value                                                       1,996,116                   382,546
              Less current portion                                          1,393,123                      -
                                                                    -------------------       -------------------
                Non-current portion                                 $         602,993         $         382,546
                                                                    ===================       ===================

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



Note 6 - Business Segments

During 1999 and 1998 the Company operated and managed its operations in one business segment. Therefore, segment information has not been presented.

Note 7 - Fixed Assets

Fixed assets consisted of the following at December 31:


                                                                                                     Estimated
                                                                                                      Useful
                                                            1999                    1998               Life
                                                      ------------------      ------------------ ------------------
Buildings                                          $            160,583    $            160,316       15-25  Years
Motor Vehicles                                                  191,132                 193,831         5-7  Years
Office Equipment and Furniture                                  108,808                  91,419        3-14  Years
Equipment                                                       318,521                 307,366           5  Years
                                                      ------------------      ------------------
                                                                779,044                 752,932
Less:  Accumulated Depreciation                                 384,341                 317,657
                                                      ------------------      ------------------
                                                                394,703                 435,275
Deposits for Fixed Assets                                         3,206                   3,100
                                                      ------------------      ------------------
                                                   $            397,909    $            483,375
                                                      ==================      ==================


Note 8 - Short-Term Bank Credit

a.    Comprised as follows:


                                               Interest Rates                  1999                    1998
                                             --------------------         ---------------         ---------------

      Overdraft                                    14%-18%             $         613,980       $         381,565
      Loan linked to CPI                             12%                       1,398,562                 100,966
                                                                          ---------------         ---------------

                                                                       $       2,012,542       $         482,531
                                                                          ===============         ===============

b.     With respect to liens - see Note 14.

Note 9 - Trade Accounts Payable

                                                                                1999                     1998
                                                                        ------------------       ------------------
      Open accounts                                                  $            461,052     $            462,466
      Post-dated checks given to suppliers                                        772,658                  730,433
                                                                        ------------------       ------------------

                                                                     $          1,233,710     $          1,192,899
                                                                        ==================       ==================

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



Note 10 - Other Accounts Payable and Credit Balances


                                                                              1999                     1998
                                                                        ------------------       ------------------
      Employees and institutions
       for wage                                                      $             40,959     $             62,588
      Related parties (See Note 17)                                                   381                    4,871
      Advances from customers                                                       -                      174,870
      Accrued expenses                                                            163,266                  236,034
                                                                        ------------------       ------------------

                                                                     $            204,606     $            478,363
                                                                        ==================       ==================


Note 11 - Deposits and Provisions for the Severance of Employer-Employee
Relations


                                                                             1999              1998
                                                                         -------------      ------------
Deposits for the severance of employer-employee relations
                                                                      $      252,442     $     223,715
Provision for the severance of employer-employee relations
                                                                      $      141,449     $     164,075



Under Israeli law, the Company and its subsidiary are required to make severance payments to terminated employees. The calculation is based on the employee's latest salary and the period employed. For certain employees, including officers, the obligation for severance pay is discharged by payment of premiums to insurance companies under approved plans.

Certain classes of the Company's employees are included in the comprehensive defined contribution pension plan for industrial workers and the Company is contributing to a pension fund in order to secure a pension for such employees. The Company contributes 13% of the employees salary each week to the pension fund. Contributions were approximately $28,000 and $25,000 in 1999 and 1998, respectively. Part of the Company's contributions relates to the Company's liability for severance pay in respect of the period commencing from the date when the employee joined the program. The amount required to cover the liability of the Company for severance pay to such employees prior to their joining the program was deposited with a severance pay fund. For employees other than those referred to above, the Company's liability is covered by regular payments to severance pay funds.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



The amounts maintained with insurance companies and the pension fund are not under control of the Company and therefore are not reflected in the financial statements. The deposits presented in the balance sheet include profits accumulated to balance sheet date. The amounts deposited may be withdrawn only after fulfillment of the obligations under the Severance Pay Law.



Note 12 - Taxes on Income

    The Company is taxed in Israel at a flat rate of 36% and is subject to the Israel Income Tax Law (Inflation Adjustment) of 1985. Under this law results for income tax purposes are measured in real terms in accordance with the changes in the Israeli Consumer Price Index (CPI).
    Income tax expense expressed in U.S. Dollars in 1999 and 1998 was as follows:


                                                                    1999                  1998
                                                                 ------------         -------------
    Current Israel                                            $     173,483        $      139,746
    Deferred                                                        (10,468)               (9,678)
                                                                 ------------         -------------
                                                              $     163,015        $      130,068
                                                                 ============         =============


    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:


                                                                               1999                       1998
                                                                          -------------------        ----------------
    Deferred taxes benefit - current - in respect of:
      Allowance for doubtful accounts                                  $             32,421       $          26,843
                                                                          ===================        ================

    Deferred taxes liability - non current - in respect of:
              Depreciable fixed assets                                 $              3,007       $           2,753
                                                                          ===================        ================


Note 13 - Contingent Liabilities and Commitments

Contracts

a. Under a lease agreement dated January 1, 1998 between the Company and a principal shareholder in the Company, the Company leases an industrial building located at Erez Industrial Zone. (See Note 17)

         The lease is for a 12 months period and is renewable for an additional period of 12 months at the end of each rent period. The annual rent payments total approximately $85,500 based on the average exchange rate for the latest period presented.

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



b. Under a lease agreement effective January 1, 1998 between the Company and M.L. Investments Ltd. ("M.L."), the Company leases from M.L. an industrial building located near the city of Netivot.

         The lease is for a period of 2 years and is renewable up to an additional 3 years. The annual rent payments total approximately $12,632 based on the average exchange rate for the latest period presented. The contract was extended to December 31, 2000 at the same conditions.

c.       Long Term Contracts

         At March 16, 1999 the Company signed a limited partnership ("the partnership") agreement, unlimited at time, with Orlight Industries
         (1959) Ltd. ("O.I."). According to the agreement the partnership will operate in the field of production and marketing of helmets, for exporting purposes only. The partnership will not conduct any business relations with any Israeli entity.

         The Company will enable the partnership full production environment for the production of helmets, including manpower, production area, production lines maintenance, office, management and marketing services, all of which will be charged by the Company at cost.

         O.I. will grant the partnership the know-how and technical support, and will bear the costs of designing a production line. All know-how that will be granted by O.I. to the partnership is the exclusively property of O.I. Each party has a first refusal option in providing the partnership production services or any other services, at a price offered to the partnership by a third party plus 10%. In the case that the partnership wishes to purchase goods from the Company, the Company is obliged to sell the goods at cost plus 10%.

         The Company is obliged not to operate at the partnership operational field for a period of 3 years after the partnership ceases to operate.

         As of December 1998 and 1999 there have been no investments in the partnership.

Note 14 - Liens

a. To secure its short- term liabilities, the Company has registered unlimited charges on its assets in favor of Bank Hapoalim, Ltd. and Bank Leumi Ltd as detailed below:

         1.Current liens on all assets, securities, notes and other trade instruments which are deposited with Bank Hapoalim, Ltd, and Bank Leumi Ltd.

         2.The amounts of credit secured with these liens are shown in the following items (See Note 8) of the Company's balance sheets:


                                                              1999                   1998
                                                         ----------------       --------------
      Short-term credit                               $        2,012,542       $      482,531
                                                         ================       ==============

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


b. To insure the liabilities of the Company to the Israeli Ministry of Defense and Anidatex, Ltd. (a customer of the Company) the Company provided $29,201 and $19,430, respectively (translated using the average exchange rate for the latest period presented) in revolving Bank guarantees.

Note 15 - Share Capital

a. At December 31, 1999 and 1998 the share capital of the Company is as follows:



                                                  Number of Shares
                                         --------------------------------------
                     Outstanding           Issued and
                    Share Capital          Outstanding           Authorized
                   -----------------     ----------------      ----------------

        1999        $         3,620               11,760                12,010
                       =============     ================
                                                               ================
        1998        $         3,620               11,760                12,010
                       =============     ================      ================


Note 16 - Financial Instruments

a.       Fair Value of Financial Instruments

         The Company's financial instruments are principally non-derivative assets and non-derivative liabilities (non-derivative assets include cash and cash equivalents, deposits in banks and other financial institutions, marketable securities, trade accounts receivable, receivables and other debit balances non-derivative liabilities include short-term credit from banks and others. trade accounts payable, and payables and other credit balances). Because of the nature of these financial instruments, fair value generally equals or approximates the amounts presented in the financial statements.

b.       Interest Rate Risk

         The interest rates of the loans are disclosed in Note 8 to the financial statements.

c.       Concentrations of Credit Risk

         At December 31, 1999 and 1998, the Company held cash and cash equivalents, in the total amount of $681,291 and $670,759, respectively, most of these amounts were deposited with Israeli banks. Under Israeli law, the Bank of Israel insures all bank deposits without limits on the amount. Therefore, the Company does not anticipate losses in respect of these items.

         The majority of the Company's sales are made to Government institutions and the private market in Israel. Consequently the exposure to credit risks relating to trade receivables is limited.

         The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts.

Note 17 - Related Parties

a.       Transactions with Related Parties

         The Company has signed lease agreements with the principal shareholder in the Company. (See Note 13a)

b.       Income and Expenses from Transactions with Related Parties


                                                                         1999             1998
                                                                     -------------     -----------
      Expenses
      Salaries and related expenses                               $        69,005   $      80,926
      Lease and rent expenses                                              84,919          94,196



c.       Balances with Related Parties


                                                                         1999             1998
                                                                     -------------     -----------
      Trade accounts receivable                                   $        81,551   $      80,404
      Other accounts payable and credit balances                              381           4,871


Note 18 - Supplementary Information to Statements of Operations
              Including Concentrations

a.       Sales:

     1. Composed as follows:

                                                                               1999                    1998
                                                                          ---------------        ------------------
      Local Israel sales                                               $       3,777,781      $          4,190,433
      Export sales                                                               713,117                   378,065
                                                                          ---------------        ------------------
         Total sales                                                   $       4,490,898      $          4,568,498
                                                                          ===============        ==================

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998



    2. Sales to Single Customers Exceeding 10% of Sales

                                                                               1999                    1998
                                                                          ---------------        ------------------
      Customer A                                                       $       2,073,623      $          2,602,038
                                                                          ===============        ==================


b.       Cost of Sales and Processing:


                                                                              1999                     1998
                                                                         ----------------        ------------------
      Purchases of raw materials                                      $       2,106,825       $         2,423,824
      Salaries and related expenses                                             858,592                 1,023,111
      Maintenance                                                                34,858                    46,747
      Lease and rent                                                            146,998                   131,527
      Quality control                                                            14,113                     4,573
      Shipment                                                                    8,327                    13,875
      Depreciation                                                               36,808                    42,839
      Vehicles maintenance                                                       14,166                    13,799
      Changes in inventory                                                      (99,013)                 (111,128)
                                                                         ----------------        ------------------

                                                                      $       3,121,674       $         3,589,167
                                                                         ================        ==================


c.       Selling Expenses:


                                                                               1999                    1998
                                                                          ---------------        ------------------
      Sales commissions and consulting fees                            $         179,869      $             85,307
      Advertising and sales promotion                                             64,906                   105,936
                                                                          ---------------        ------------------

                                                                       $         244,775      $            191,243
                                                                          ===============        ==================


d.       General and Administrative Expenses:


                                                                               1999                   1998
                                                                          ---------------        ------------------
      Salaries and related expense                                     $        107,025       $           120,291
      Professional services                                                     173,662                    75,559
      Office maintenance                                                         38,169                    30,685
      Rent                                                                         -                        4,907
      Bank services                                                              16,373                    19,707
      Insurance                                                                  11,580                    11,251
      Security                                                                   36,217                    53,494
      Vehicles maintenance                                                       14,538                    21,210
      Depreciation and amortization                                              33,201                    41,503
      Doubtful debt expenses                                                     15,378                    67,393
      Other                                                                      11,075                    12,451
                                                                          ---------------        ------------------

                                                                       $        457,218       $           458,451
                                                                          ===============        ==================

                         EXPORT EREZ, LTD AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998


e.       Financial Income, Net:

                                                                               1999                   1998
                                                                          ---------------        ------------------
      Interest on short-term bank credit                               $        (78,085)      $           (50,223)
      Interest on short-term loan                                               (45,944)                   (9,885)
        Loss on sale of marketable securities, net                              (37,559)                     -
      Dividend income from marketable securities                                217,603                      -
      Interest income from short-term deposits and
       securities                                                                30,513                    85,811
                                                                          ---------------        ------------------
                                                                       $         88,934       $            25,703
                                                                          ===============        ==================


f.       Other Income (Expenses):

         Other income is gain (loss) from the sale of fixed assets.

Note 19 - Agreement

In November 1998 the Company executed an agreement with a consultant whereby the consultant will provide services with regard to assisting the Company to become a public company in the United States. The fee to be paid by the Company is $140,000 and a 5-year transferable warrant to acquire up to 250,000 registered shares of the Company's common stock at an exercise price of $1.00 per share. As of December 31, 1999 the Company paid $35,000.

Note 20 - Subsequent Events

In April 2000 the Company was acquired by Export Erez USA, Inc. ("Export USA"), an inactive reporting shell, in exchange for 11,500,000 shares of Export USA. Immediately subsequent to the closing the stockholders of Export Erez, Ltd. become stockholders of approximately 95.83% of Export USA. This transaction is treated as a recapitalization of the Company.

                         EXPORT EREZ LTD. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2000

                         EXPORT EREZ LTD AND SUBSIDIARY
                                TABLE OF CONTENTS



       PAGES 1 - 2           CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2000
                             (UNAUDITED) AND DECEMBER 31, 1999

       PAGE  3               CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
                             INCOME (LOSS) (UNAUDITED) FOR THE  THREE MONTHS
                             ENDED MARCH 31, 2000 AND 1999

       PAGE  4               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

       PAGES  5              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
                             MARCH 31, 2000

                         EXPORT EREZ LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS



                                                            ASSETS

                                                                          March 31, 2000
                                                                            (Unaudited)      December 31, 1999
                                                                          ---------------    -----------------
CURRENT ASSETS
    Cash and cash equivalents                                          $       884,467    $        681,291
    Investment in marketable securities                                           -              1,393,123
    Trade accounts receivable, net                                             686,912             875,557
    Trade accounts receivable - related parties, net                             7,067               6,864
    Other receivables and debit balances                                         6,282              97,448
    Inventory                                                                  760,432             690,195
    Deferred taxes                                                              33,378              32,421
                                                                                  -                   -
                                                                          --------------     ---------------

       TOTAL CURRENT ASSETS                                                  2,378,538           3,776,899
                                                                          --------------     ---------------

INVESTMENTS AND DEPOSITS
    Investment in marketable securities                                        999,640             602,993
    Deposits for the severance of employer-employee relations                  267,045             252,442
                                                                          --------------     ---------------

       TOTAL INVESTMENTS AND DEPOSITS                                        1,266,685             855,435
                                                                          --------------     ---------------


PROPERTY, PLANT AND EQUIPMENT, NET                                             429,076             397,909
                                                                          --------------     ---------------


TOTAL ASSETS                                                           $     4,074,299    $      5,030,243
                                                                          ==============     ===============


    The accompanying notes are an integral part of the financial statements.

                         EXPORT EREZ LTD. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                         AND COMPREHENSIVE INCOME (LOSS)
                                   (UNAUDITED)



                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                          March 31, 2000
                                                                           (Unaudited)       December 31, 1999
                                                                         ---------------     ----------------
CURRENT LIABILITIES
    Short-term bank credit                                            $        671,054    $      2,012,542
    Trade accounts payable                                                   1,136,689           1,233,710
    Other accounts payable and credit balances                                 331,673             204,605
                                                                         ---------------     ---------------

       Total current liabilities                                             2,139,416           3,450,857
                                                                         ---------------     ---------------

LONG - TERM LIABILITIES
    Deferred taxes                                                               2,759               3,007
    Provision for the severance of employer-employee relations                 154,337             141,449
                                                                         ---------------     ---------------

       TOTAL LIABILITIES                                                     2,296,512           3,595,313
                                                                         ---------------     ---------------

CONTINGENT LIABILITIES AND COMMITMENTS

SHAREHOLDERS' EQUITY

    Ordinary shares, $0.3078 par value, 12,010 shares authorized,
      11,760 issued and outstanding                                              3,620               3,620
    Additional paid-in capital                                                   3,115               3,115
    Retained earnings                                                        1,674,343           1,443,392
    Accumulated other comprehensive income (loss)                               96,709             (15,197)
                                                                         ---------------     ---------------

       TOTAL SHAREHOLDERS' EQUITY                                            1,777,787           1,434,930
                                                                         ---------------     ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   4,074,299           5,030,243
                                                                         ==============     ===============

     The accompanying notes are an integral part of the financial statements


                                                                                          For the Three            For the Three
                                                                                           Months Ended            Months Ended
                                                                                          March 31, 2000          March 31, 1999
                                                                                       --------------------     -------------------
REVENUES                                                                            $           1,257,091    $          1,327,356
Cost of sales and processing                                                                      727,968                 824,568
                                                                                       --------------------     -------------------

    Gross profit                                                                                  529,123                 502,788
                                                                                       --------------------     -------------------

OPERATING EXPENSES
   Selling expenses                                                                                35,834                  45,390
   General and administrative expenses                                                             98,776                 124,795
                                                                                       --------------------     -------------------

TOTAL OPERATING EXPENSES                                                                          134,610                 170,185
                                                                                       --------------------     -------------------

INCOME FROM OPERATIONS                                                                            394,513                 332,603
                                                                                       --------------------     -------------------

OTHER INCOME
   Interest, dividends and gain (loss) on sale of securities income, net                          (41,514)                (27,814)
   Other income - net                                                                               2,302                     945
                                                                                       --------------------     -------------------

TOTAL OTHER INCOME                                                                                (39,212)                (26,869)
                                                                                       --------------------     -------------------

INCOME BEFORE INCOME TAXES                                                                        355,301                 305,734

Income tax expense                                                                               (124,350)               (112,359)
                                                                                       --------------------     -------------------

NET INCOME                                                                          $             230,951    $            193,375
                                                                                       --------------------     -------------------

OTHER COMPREHENSIVE INCOME
   Foreign currency translation gain (loss)                                                        39,602                 (51,230)
   Unrealized gain on available-for-sale securities                                                72,305                  44,036
                                                                                       --------------------     -------------------

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)                                                           111,907                  (7,194)
                                                                                       --------------------     -------------------

COMPREHENSIVE INCOME                                                                $             342,858    $            186,181
                                                                                       ====================     ===================

   Net income per ordinary share - basic and diluted                                $               19.64    $              16.44
                                                                                       ====================     ===================

   Weighted average number of shares outstanding during the period - basic and
      diluted                                                                                      11,760                  11,760
                                                                                       ====================     ===================


     The accompanying notes are an integral part of the financial statements

                         EXPORT EREZ LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                      For the Three Months     For the Three
                                                                                                             Months Ended March
                                                                                      Ended March 31, 2000       31, 1999
                                                                                     -------------------------------------------
Cash flows from operating activities:
    Net profit for the year                                                            $        230,951      $      193,375
    Adjustments to reconcile net profit to net cash provided by operating activities:
    Gain from investment in marketable securities                                                (3,289)               -
    Depreciation and amortization                                                                18,346              17,929
    Decrease (increase) in provision for the severance of employer-employee relations             1,552              (6,291)
    Deferred taxes                                                                                 (335)              4,775
    Loss (gain) from sale of fixed assets                                                        (2,303)               (945)
    Decrease (increase) in trade accounts receivable                                            213,070            (212,825)
    Decrease in other receivables and debit balances                                             93,473              45,981
    Decrease (increase) in inventory                                                            (49,559)            134,631
    Increase (decrease) in trade accounts payable                                              (132,633)           (221,862)
    Increase (decrease) in other accounts payable and credit balances                           120,294            (127,567)
                                                                                     --------------------    -------------------

Net cash provided by operating activities                                                        489,567           (172,799)
                                                                                     --------------------    -------------------

Cash flows from investing activities:
    Purchase of fixed assets                                                                    (37,806)             (1,683)
    Proceeds from sale of fixed assets                                                            2,461                 945
    Investment in marketable securities                                                        (308,703)             (8,179)
    Proceeds from sale of marketable securities                                               1,428,850                -
                                                                                     --------------------    -------------------

Net cash used in investing activities                                                         1,084,802              (8,917)
                                                                                     --------------------    -------------------

Cash flows from financing activities:
    Short-term bank credit, net                                                              (1,392,415)            167,253
                                                                                     --------------------    -------------------

Net cash provided by financing activities                                                    (1,392,415)            167,253
                                                                                     --------------------    -------------------

Effect of exchange rate changes on cash                                                          21,222              20,576
                                                                                     --------------------    -------------------

Net increase in cash and cash equivalents                                                       203,176               6,113

Cash and cash equivalents at beginning of period                                                681,291             670,759
                                                                                     --------------------    -------------------

Cash and cash equivalents at end of period                                         $           884,467       $      676,872
                                                                                     ====================    ===================


     The accompanying notes are an integral part of the financial statements

                      EXPORT EREZ USA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2000


NOTE 1   BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

         It is management's opinion that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

         For further information, refer to the consolidated financial statements and footnotes included in the Company's Form SB-2 for the year ended December 31, 1999.

NOTE 2   INVENTORY

         Inventory at March 31, 2000 consisted of the following:

                  Raw materials                       $      594,156
                  Work in process                             91,724
                  Finished goods                              74,552
                                                        -------------
                                                      $      760,432
                                                        =============

NOTE 3   SUBSEQUENT EVENT

         In April 2000, the Company consummated an Agreement and Plan of Reorganization (the "Agreement") with Export Erez USA, Inc., a Delaware public shell with no operations, ("USA") whereby all of the members in the Company had their shares converted into 11,500,000 shares or approximately 96% of the common stock of USA.

         Under Generally Accepted Accounting Principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of USA and recapitalization of the Company. The financial statements subsequent to the acquisition includes the following: (1) the balance sheet consists of the net assets of the Company at historical costs and the net assets of USA at historical cost; (2) the statement of operations consists of the operations of the Company for the period presented and the operations of USA from the recapitalization date.

                              EXPORT EREZ USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2000
                              AND DECEMBER 31, 1999

                              EXPORT EREZ USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                    CONTENTS




      PAGE        1       INDEPENDENT AUDITORS' REPORT

      PAGE        2       BALANCE SHEETS AS OF MARCH 31, 2000 AND
                          DECEMBER 31, 1999

      PAGE      3 - 4     NOTES TO BALANCE SHEETS AS OF MARCH 31, 2000 AND
                          DECEMBER 31, 1999

4                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
   Export Erez USA, Inc.
   (A Development Stage Company)

We have audited the accompanying balance sheets of Export Erez USA, Inc. (a development stage company) as of March 31, 2000 and December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly in all material respects, the financial position of Export Erez USA, Inc. (a development stage company) as of March 31, 2000 and December 31, 1999, in conformity with generally accepted accounting principles.




WEINBERG & COMPANY, P.A.

Boca Raton, Florida
June 7, 2000

                              EXPORT EREZ USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                                                               March 31, 2000               December 31, 1999
                                                                            ----------------------       -------------------------
                                     ASSETS

TOTAL ASSETS                                                             $                  -         $                     -
------------                                                                ======================       =========================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                              $                  -         $                     -
                                                                            ----------------------       -------------------------

STOCKHOLDERS' EQUITY

   Preferred stock, $.0001 par value, 20 million shares authorized,
     none issued and outstanding                                                            -                               -
   Common stock, $.0001 par value, 100 million shares authorized,
     500,000 issued and outstanding                                                           50                              50
   Capital in excess of par                                                                   75                              75
   Deficit accumulated during development stage                                             (125)                           (125)
                                                                            ----------------------       -------------------------

       Total Stockholders' Equity                                                           -                               -
                                                                            ----------------------       -------------------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $                  -         $                     -
   ------------------------------------------                               ======================       =========================




                See accompanying notes to financial statements.

                              EXPORT EREZ USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             NOTES TO BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999


NOTE  1           SUMMARY OF  SIGNIFICANT  ACCOUNTING  POLICIES
-------           ---------------------------------------------

                  (A)  ORGANIZATION AND BUSINESS OPERATIONS

                      Export Erez USA, Inc. (a development stage company) ("the Company") was incorporated in Delaware on March 24, 1999 under the name Acanthus Acquisition Corporation to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. On May 19, 1999 an acquisition candidate was identified and the Company changed its name to Export Erez USA, Inc. As of March 31, 2000 and December 31, 1999, the Company had not yet commenced any formal business operations , and all activity to date relates to the Company's formation and search for an acquiree. The Company's fiscal year end is December 31.

                      In April 2000, the Company consummated an Agreement and Plan of Reorganization ("the Agreement") with Export Erez Ltd., an Israeli operating company, whereby all of the members in Export Erez Ltd. had their shares converted into 11,500,000 shares or approximately 96% of the common stock of the Company.

                      Under Generally Accepted Accounting Principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of the Company and recapitalization of Export Erez Ltd. The financial statements subsequent to the acquisition includes the following: (1) the balance sheet consists of the net assets of the Company at historical costs and the net assets of Export Erez Ltd. at historical cost; (2) the statement of operations consists of the operations of Export Erez Ltd. for the period presented and the operations of the Company from the recapitalization date.

                  (B)  USE OF ESTIMATES

                      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              EXPORT EREZ USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             NOTES TO BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999


NOTE  2           STOCKHOLDERS' EQUITY

                  (A)  PREFERRED STOCK

                  The Company is authorized to issue 20,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

                  (B)  COMMON STOCK

                  The Company is authorized to issue 100,000,000 shares of common stock at $.0001 par value. In May 1999, the Company issued 500,000 shares and 250,000 common stock warrants exercisable at $1.00 per share to five stockholders at par value.

NOTE  3           RELATED PARTIES

                  Legal counsel to the Company is a firm owned by a director of the Company who also owns 100% of the outstanding stock of a principal stockholder.

NOTE  4           ACCUMULATED DEFICIT DURING DEVELOPMENT STAGE

                  The accumulated deficit represents various organization costs of the Company contributed by principal stockholders to the Company.

================================================================================



No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by Export Erez USA or by any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                            ------------------------

                                TABLE OF CONTENTS

                                                                                                  Page

Prospectus Summary..............................................................................
Risk Factors....................................................................................
Available Information ..........................................................................
The Company.....................................................................................
Business........................................................................................
Dividend Policy.................................................................................
Management's Discussion and Analysis of Financial Condition and Results of Operations...........
Management......................................................................................
Security Ownership of Certain Beneficial Owners and Management .................................
Selling Securityholders.........................................................................
Description of Securities.......................................................................
Conditions in Israel ...........................................................................
Legal Matters...................................................................................
Experts.........................................................................................
Financial Statements............................................................................



         Until ________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.












                              EXPORT EREZ USA, INC.




               1,000,000 shares of common stock to be sold by the
                              holders thereof, and
             250,000 shares of common stock underlying warrants, to
                         be sold by the holders thereof







                                   ----------

                                   PROSPECTUS

                                   ----------



                                 June ____, 2000



================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Export Erez USA is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-Laws of Export Erez USA provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

         For any breach of the director's duty of loyalty to the corporation or its stockholders;
         For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; Under
             Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or
         For any transaction from which the director derived an improper personal benefit.

Export Erez USA's Certificate of Incorporation contains such a provision.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

                  Filing Fee - Securities and Exchange Commission              $     108
                  Fees and Expenses of Accountants                                40,000
                  Fees and Expenses of legal counsel                             100,000
                  Blue Sky Fees and Expenses                                       3,500
                  Printing and Engraving Expenses                                 10,000
                  Miscellaneous Expenses                                           3,700

                                    Total                                      $ 157,308


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to the exchange with Export Erez Ltd., Export Erez USA issued 11,490,212 shares to Joseph Postbinder and 9,788 shares of its common stock to Meira Postbinder pursuant to Regulation D of the General Rules and Regulations of the Securities and Exchange Commission.

         In exchange for services rendered to the Company, pursuant to Regulation D of the General Rules and Regulations of the Securities and Exchange Commission, on May 20, 1999, Export Erez USA issued 112,500 shares of its common stock to Pierce Mill Associates, Inc., 112,500 shares of its common stock to James McKillop, 225,000 shares of its common stock to Jovanda Ltd., and 25,000 shares of its common stock to each of Joseph Berzak and Joseph Zeewi.

          On May 25, 2000, Export Erez USA issued an aggregate of 500,000 shares of its common stock to 60 employees, consultants and service providers pursuant to Regulation D of the General Rules and Regulations of the Securities and Exchange Commission.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

3.1      Certificate of Incorporation of Export Erez USA, Inc., as amended
3.2      By-Laws of Export Erez USA, Inc.
4.1      Form of common stock certificate
4.2*     Form of warrant
5.1*     Opinion of Cassidy & Associates
21.1     Subsidiaries of Export Erez USA, Inc.
24.1     Consent of Weinberg & Company, certified public accountants
24.3*    Consent of Cassidy & Associates (included in Exhibit 5)
27.1*    Financial Data Schedule

-----

   *     To be filed by Amendment.

 **      Previously filed.

(b) The following financial statement schedules are included in this Registration Statement.

         None


ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)  The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel on the 6th day of June, 2000.


                                        EXPORT EREZ USA, INC.


                                        By: /s/ Joseph Postbinder
                                            President



                                        By: /s/ Meira Postbinder
                                            Vice President of Financing


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                 Date
---------                                   -----                                 ----
/s/ Joseph Postbinder                       Chairman, President
                                            and a Director                        June 6, 2000


/s/ Meira Postbinder                        Vice President of Financing
                                            and a Director                        June 6, 2000


/s/ Shlomo M. Lev-Yehudi                    Director                              June 6, 2000


/s/ Tsippy Moldovan                         Director                              June 6, 2000


/s/ Dan Zarchin                             Director                              June 6, 2000
